Exhibit 99.2

Progress Software Corporation to Acquire EasyAsk; Progress Resources Will Accelerate Success of Natural Language Search Technology in eCommerce and OEM Markets

BEDFORD, Mass., May 02, 2005 (BUSINESS WIRE) — Progress Software Corporation (PSC) (Nasdaq: PRGS), a supplier of leading technology to develop, deploy, integrate and manage business applications, and EasyAsk, Inc. (EasyAsk) today jointly announced an agreement by which PSC will acquire substantially all of the assets of EasyAsk in an all cash transaction for a purchase price of approximately $9.2 million, net of cash acquired. EasyAsk is the leading provider of natural language question/answer and eCommerce search solutions. Upon close of the transaction, EasyAsk will become a separate operating unit of PSC.

EasyAsk’s Search, Navigation and Merchandising Solution makes eCommerce Web sites more Profitable

EasyAsk software provides the search, navigation and merchandising functions on the web sites of some of the nation’s premier retailers and manufacturers. These include Lands’ End, Sony, Ann Taylor, Talbots, Hewlett Packard, J Jill, BassPro and SmartBargains. Use of EasyAsk on these sites has led to significant increases in their “conversion rates” - the percentage of visitors to the web site who actually purchase merchandise. EasyAsk’s commerce solutions benefit both Business-to-Consumer (B2C) web sites and Business-to-Business (B2B) sites. Present and future EasyAsk eCommerce customers will benefit from the substantial resources and financial strength of Progress Software.

EasyAsk’s Natural Language Question/Answer Technology Enhances a Wide Variety of Business Applications

EasyAsk provides an embedded natural language question/answer capability that allows non-technical users to ask ordinary English questions about the information created and maintained by business applications. EasyAsk currently provides this capability to the users of Ceridian HR, Siemens Clinical, McKesson Supply Chain and other business applications. End users of these applications can, using normal everyday English, easily ask for information, schedule the execution of reports, and even cause email notifications to be sent whenever certain conditions appear in the database. Application vendors and other ISVs who deploy EasyAsk with their applications gain the competitive advantage of offering solutions where information becomes truly available to their end users “at their fingertips.” “Application vendors who embed EasyAsk into their applications get best in class ad-hoc query capabilities, which broadens the usage of these applications, makes them substantially more competitive, and reduces support burdens by allowing end users to easily query application data themselves,” said Larry Harris, EasyAsk’s Chairman.

About the Transaction

The transaction was unanimously approved by the board of EasyAsk and by all disinterested directors on PSC’s board and Audit Committee, as several PSC directors serve on the board of EasyAsk and several PSC directors hold, directly or indirectly, equity interests in EasyAsk. Upon the close of the transaction, Larry Harris, a PSC board member and Chairman of EasyAsk, will resign from PSC’s board and become an employee of PSC. PSC anticipates revenue related to the purchase to be approximately $2 million for the partial-year balance of fiscal 2005 and the effect on pro forma operating income, which excludes in-process research and development, retention payments and amortization of acquired intangibles, to be neutral. The transaction is expected to close within fifteen days.

In connection with the acquisition, PSC is granting inducement stock options to purchase an aggregate of 100,000 shares of PSC common stock. The grants are being made under PSC’s 2004 Inducement Stock Plan to 13 EasyAsk employees who are joining PSC as a result of the transaction. Each option has a term of seven years and an exercise price equal to the closing price of the common stock on the date of grant. In general, the options vest in equal monthly increments over 60 months beginning on the first day of the month following the date of grant, and are generally non-transferable without PSC’s approval.

About EasyAsk

EasyAsk is the leading provider of natural language question/answer solutions that empower non-technical users to quickly find and retrieve critical business information. In addition, EasyAsk provides a sophisticated search, navigation and merchandising platform that optimizes the shopping experience on many of the world’s most successful eCommerce sites. These include Lands’ End, Sony, Gap, Ann Taylor, Talbots, Hewlett Packard, Coach, J Jill, BassPro and SmartBargains. More information about EasyAsk is available at www.easyask.com.

About Progress Software Corporation

Progress Software Corporation (Nasdaq: PRGS) is a $300+ million global software industry leader. PSC supplies technologies for all aspects of the development, deployment, integration and management of business applications through its operating companies: Progress OpenEdge Division, DataDirect Technologies, ObjectStore and Sonic Software Corporation. Headquartered in Bedford, Mass., PSC can be reached on the Web at www.progress.com or by phone at +1-781-280-4000.

Safe Harbor Language

Except for the historical information and discussions contained herein, statements contained in this communication about PSC, EasyAsk and the acquisition may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the expected benefits of the acquisition. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including but not limited to the following: an unexpected increase in costs related to the acquisition, the risk that EasyAsk’s business and technology will not be integrated successfully, the risk that key employees of EasyAsk will not remain with Progress, the risk that customers will delay, withhold or cancel new or pending orders for the combined company, potential delays in the release of enhancements to the company’s products, uncertainty regarding growth rates in EasyAsk’s current and potential market segments, the potential for unfavorable positioning of the combined company’s products in those market segments, the need for market acceptance of EasyAsk’s unique enterprise search products, variations in the demand for customer service and technical support from the combined company, pricing pressures and the competitive environment in the software industry, and potential difficulties in penetrating international markets and managing the combined company’s international operations. PSC and EasyAsk undertake no obligation to update information contained in this communication unless required by law. For further information regarding risks and uncertainties associated with PSC and information concerning the acquisition, please refer to PSC’s filings with the Securities and Exchange Commission, including PSC’s quarterly report on Form 10-Q for the three months ended February 28, 2005 and subsequently filed reports.

SOURCE: Progress Software Corporation

Progress Software Corporation
Candace Clemens, 781-280-4101
cclemens@progress.com
or
Schwartz Communications, Inc.
John Moran, 781-684-0770
progress@schwartz-pr.com